Exhibit 5.1

GILMORE & BELL
ONE METROPOLITAN SQUARE 211 N. BROADWAY, SUITE 2350 ST. LOUIS, MISSOURI 63102-2733 314-436-1000 FACSIMILE: 314-436-1166	A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 2405 GRAND BOULEVARD, SUITE 1100 KANSAS CITY, MISSOURI 64108-2521 816-221-1000 FACSIMILE: 816-221-1018	ONE MAIN PLACE 100 NORTH MAIN, SUITE 800 WICHITA, KANSAS 67202-1398 316-267-2091 FACSIMILE: 316-262-6523

August 8, 2007

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas  66105-1309

Re:          Epiq Systems, Inc. Registration Statement on Form S-8 (the “Registration Statement”)

Dear Sir/Madam:

You have requested our opinion as counsel to Epiq Systems, Inc., a Missouri corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to:  (i) rights to purchase or receive shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) issuable pursuant to the exercise of stock options or other stock awards (the “Plan Awards”) granted under the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”), and the additional 3,000,000 shares of Common Stock issuable under the Plan upon the exercise of the Plan Awards (the “Plan Shares”), (ii) options to purchase 150,000 shares of Common Stock granted to Mr. William Carter pursuant to a stock option agreement dated October 2, 2006, between the Company and Mr. Carter (the “Carter Options”) and the 150,000 shares of Common Stock issuable upon the exercise of  the Carter Options (the “Carter Shares”), and (iii) options to purchase 495,000 shares of Common Stock granted to certain key employees in connection with the Company’s acquisition of nMatrix, all of which options are dated November 15, 2005 (the “nMatrix Options”) and the 495,000 shares of Common Stock issuable upon exercise of the nMatrix Options (the “nMatrix Shares”).

The Plan Awards, the Carter Options and the nMatrix Options are collectively referred to as the “Awards,” and the Plan Shares, the Carter Shares are collectively referred to as the “Shares.”

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed for purposes of this opinion that the Shares issuable upon the exercise of the Awards will be issued upon the valid exercise of the Awards in accordance with the terms of the Plan and the stock option agreements, as applicable.

Based upon the foregoing, we are of the opinion that the Shares, when issued upon the exercise of the Awards in accordance with the terms of the Plan or the applicable stock option agreement, as the case may be, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gilmore & Bell, P.C.